Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated May 19, 2009, accompanying the combined statements of assets acquired and liabilities assumed of the Second Territory Business of ACON Laboratories, Inc., AZURE Institute, Inc., Oakville Hong Kong Co., Ltd., and ACON Biotech (Hangzhou) Co., Ltd. and the related statements of revenue and direct expenses incorporated by reference in this current report on Form 8-K. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Inverness Medical Innovations, Inc. on Forms S-8 (Nos. 333-152362, 333-150793, 333-149264, 333-148573, 333-147585, 333-147242, 333-145893, 333-144258, 333-139878, 333-128937, 333-106996, 333-106994, 333-90530, 333-85402, 333-74032, 333-67392, 333-160279 and 333-160280, effective July 16, 2008, May 9, 2008, February 15, 2008 , January 10, 2008, November 21, 2007, November 8, 2007, September 6, 2007, July 2, 2007, January 9, 2007, October 11, 2005, July 11, 2003, July 11, 2003, June 14, 2002, April 2, 2002, November 27, 2001, November 27, 2001, June 26, 2009, June 26, 2009, respectively) and on Forms S-3 (Nos. 333-158542, 333-145249, 333-138919, 333-138889, 333-134574, 333-134412, 333-124461, 333-128017, 333-116659, 333-110716, 333-110715, 333-107288, 333-102577, 333-85658, and 333-87180, effective April 10, 2009, August 8, 2007, November 22, 2006, November 22, 2006, May 31, 2006, May 23, 2006, August 31, 2005, August 31, 2005, June l8, 2004, November 24, 2003, November 24, 2003, July 23, 2003, January 17, 2003, April 5, 2002, April 29, 2002 respectively).
/s/ Grant Thornton Zhonghua
Grant Thornton Zhonghua
Certified Public Accountants
Shanghai, China

June 30, 2009